Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JAMES R. WEIGAND

ELKHART, INDIANA — APRIL 6, 2007
SKYLINE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS
     Sales for the third quarter of Skyline Corporation’s 2007 fiscal year were $66,345,000 compared to $117,491,000 last year. Net loss for the three-month period was $2,175,000, equal to $0.26 per share, compared to net earnings of $2,290,000, or $0.27 per share, for the same period a year ago.
     Sales for the first nine months of fiscal 2007 were $276,937,000 compared to $372,324,000 for the first nine months of fiscal 2006. For the first nine months of fiscal 2007, net earnings were $346,000, or $0.04 per share, compared to $9,139,000, or $1.09 per share, for the first nine months of fiscal 2006. Net earnings per share for the first nine months of fiscal 2006 included a gain on the sale of vacant land of $0.03.
     Sales of Skyline’s manufactured housing group for the third quarter of fiscal 2007 were $51,247,000 compared to the $83,199,000 of a year ago. For the first nine months of fiscal 2007, sales by the manufactured housing group were $208,348,000 compared to the $279,006,000 recorded for the first nine months of fiscal 2006.
     For the recreational vehicle (RV) group, sales for the third quarter of fiscal 2007 were $15,098,000 compared to the $34,292,000 of the third quarter of fiscal 2006. For the first nine months of fiscal 2007, sales by the RV group were $68,589,000 compared to the $93,318,000 of the same period a year ago.
     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands except per share)
	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Sales	$66,345	$117,491	$276,937	$327,324

(Loss) earnings before income taxes	(3,519)	3,792	533	14,914

(Benefit) provision for income taxes	(1,344)	1,502	187	5,775

Net (loss) earnings	$(2,175)	$2,290	$346	$9,139

Basic (loss) earnings per share	$(.26)	$.27	$.04	$1.09	(A)

Number of weighted average common
shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

(A) Includes an after-tax gain on sale of vacant land of $.03 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	February 28, (Unaudited)
	2007	2006

ASSETS

Cash and temporary investments	$125,549	$150,519
Accounts receivable	21,418	28,470
Inventories	12,076	11,825
Other current assets	11,412	10,718

Total Current Assets	170,455	201,532

Property, Plant and Equipment, net	35,643	34,316

Other Assets	10,353	9,726

	$216,451	$245,574

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,917	$7,207
Accrued liabilities	25,199	33,603

Total Current Liabilities	29,116	40,810

Other Deferred Liabilities	10,549	10,653

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	237,290	254,615
Treasury stock, at cost, 2,825,900 shares in 2007 and 2006	(65,744)	(65,744)

Total Shareholders’ Equity	176,786	194,111

	$216,451	$245,574